Exhibit 99.1

Fibrocell Science Announces Third Quarter 2013 Financial Results

Exton, PA, November 14, 2013 – Fibrocell Science, Inc. (NYSE MKT:FCSC), an autologous cell therapy company primarily focused on developing first-in-class treatments for skin diseases and conditions, particularly those with high unmet medical needs, today announced financial results for the third quarter ended September 30, 2013 and provided an update on recent business developments.

Third Quarter 2013 Highlights and Recent Business Developments

•	In October 2013, completed an underwritten public offering which, including the exercise of the underwriters’ over-allotment option, resulted in aggregate net proceeds of approximately $47.4 million, net of underwriting discounts and commissions and offering expenses

•	Expanded the exclusive channel collaboration with Intrexon Corporation (NYSE:XON) for development of a potentially new class of therapeutics to include potential treatments based on engineered autologous fibroblast cells for the localized treatment of autoimmune and inflammatory disorders including orphan indications morphea (localized scleroderma) and cutaneous eosinophilias, and moderate to severe psoriasis

•	Awarded a patent from the United States Patent and Trademark Office covering azficel-T fibroblast suspension, which extends patent exclusivity in the United States until 2031

Financial Results

Net loss for the three months ended September 30, 2013 was $12.9 million, compared to net income of $11.4 million for the comparable three-month period in the prior year. The difference is primarily due to the changes in warrant and derivative revaluation, offset by an increase in selling, general and administrative expenses and research and development expenses. In addition, a gain on sale of a discontinued operation was realized during the third quarter of 2012.

Net loss for the nine months ended September 30, 2013 was $25.0 million, compared to a net loss of $1.7 million for the comparable nine-month period. The increase is primarily due to an increase in research and development expenses and a reduction in warrant and derivative revaluations, partially offset by the extinguishment of debt that occurred in 2012. In addition, a deferred tax benefit and a gain on sale of a discontinued operation were realized in the nine months ending September 30, 2012.

Research and development expense increased $7.9 million to $8.4 million for the three months ended September 30, 2013 from $0.4 million for the three months ended September 30, 2012. Research and development expense increased $9.5 million to $10.8 million for the nine months ended September 30, 2013 from $1.3 million for the nine months ended September 30, 2012. The increase is due primarily to research and development costs incurred in connection with an amendment to the Company’s exclusive channel collaboration with Intrexon Corporation (NYSE:XON). Third quarter 2013 research and development costs include a one-time charge of $6.4 million for the fair value of common stock issued to Intrexon related to the amended collaboration and stock issuance agreements. We also recorded $1.4 and $2.4 million for reimbursement of work performed by Intrexon Corporation for the three and nine months ended

September 30, 2013, respectively. Fibrocell expects research and development costs to continue to be significant for the foreseeable future as a result of clinical trials and the collaboration with Intrexon Corporation.

As of September 30, 2013, the Company had $16.9 million in cash and cash equivalents, compared to $31.3 million as of December 31, 2012. In October 2013, subsequent to the end of the 3rd quarter, the Company received net proceeds of approximately $47.4 million from the Company’s underwritten public offering.

About Fibrocell Science, Inc.

Fibrocell Science, Inc. (NYSE MKT:FCSC) is an autologous cell therapy company primarily focused on developing first-in-class treatments for skin diseases and conditions, particularly those with high unmet medical needs. Based on its proprietary autologous fibroblast technology, Fibrocell is pursuing breakthrough medical applications of azficel-T for restrictive burn scarring and vocal cord scarring. The company’s collaboration with Intrexon Corporation (NYSE:XON), a leader in synthetic biology, includes using genetically-modified fibroblasts for treating orphan skin diseases for which there are no currently approved products and exploring the localized treatment of the most common autoimmune skin disease, moderate-to-severe psoriasis. Fibrocell’s collaboration with UCLA and MIT—focusing on skin-derived stem cells and more efficient ways to convert skin cells to other cell types—holds potential for future discovery and development of autologous cellular therapeutics. For additional information, please visit www.fibrocellscience.com.

About Intrexon Corporation

Intrexon Corporation (NYSE:XON) is a leader in synthetic biology focused on collaborating with companies in Health, Food, Energy and the Environment to create biologically-based products that improve the quality of life and the health of the planet. Through the company’s proprietary UltraVector® platform, Intrexon provides its partners with industrial-scale design and development of complex biological systems. The UltraVector® platform delivers unprecedented control over the quality, function, and performance of living cells. We call our synthetic biology approach and integrated technologies Better DNA®, and we invite you to discover more at www.dna.com.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results.

###

For more information, contact:	Fibrocell Contact: Gregory Weaver Chief Financial Officer Fibrocell Science, Inc. Tel: +1 484-713-6000 gweaver@fibrocellscience.com

FIBROCELL SCIENCE, INC.

Consolidated Balance Sheets

(in thousands, except per share and share data)

	Unaudited
	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$16,875	$31,346
Accounts receivable, net of allowance for doubtful accounts of $18 and $25, respectively	45	62
Inventory	574	477
Deferred equity costs	274	—
Prepaid expenses	1,404	1,271

Total current assets	19,172	33,156
Property and equipment, net of accumulated depreciation of $714 and $434, respectively	1,540	1,658
Other assets	215	—
Intangible assets, net	5,376	5,789

Total assets	$26,303	$40,603

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,170	$921
Accrued expenses	1,317	494
Deferred revenue	132	139

Total current liabilities	2,619	1,554
Warrant liability	205	374
Other long-term liabilities	493	344

Total liabilities	3,317	2,272

Commitments	—	—

Shareholders’ equity:
Common stock, $0.001 par value; 100,000,000 and 1,100,000,000 shares authorized at September 30, 2013 and December 31, 2012, respectively; 27,520,527 and 26,229,909 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	28	26
Common stock-subscription receivable	—	(2,004)
Additional paid-in capital	120,014	112,384
Accumulated deficit	(97,056)	(72,075)

Total shareholders’ equity	22,986	38,331

Total liabilities and shareholders’ equity	$26,303	$40,603

FIBROCELL SCIENCE, INC.

Consolidated Statements of Operations

(in thousands, except per share and share data)

(unaudited)

	For the three months ended September 30, 2013	For the three months ended September 30, 2012 Restated	For the nine months ended September 30, 2013	For the nine months ended September 30, 2012 Restated

Revenue from product sales	$68	$69	$156	$113
Cost of sales	1,930	2,321	6,523	5,968

Gross loss	(1,862)	(2,252)	(6,367)	(5,855)
Selling, general and administrative expenses	2,902	2,632	7,719	9,594
Research and development expenses	8,357	426	10,753	1,294

Operating loss	(13,121)	(5,310)	(24,839)	(16,743)
Other income (expense)
Warrant income (expense)	188	14,545	(129)	17,192
Derivative revaluation income (expense)	—	1,894	—	(23)
Interest expense	—	(140)	—	(586)
Extinguishment of debt	—	—	—	(4,421)

(Loss) income from continuing operations before income taxes	(12,933)	10,989	(24,968)	(4,581)
Deferred tax benefit	—	—	—	2,500

(Loss) income from continuing operations	(12,933)	10,989	(24,968)	(2,081)
(Loss) income from discontinued operations, net of tax	(4)	5	(13)	(1)
Gain on sale of discontinued operations, net of tax	—	443	—	443

Net (loss) income	(12,937)	11,437	(24,981)	(1,639)
Net loss attributable to noncontrolling interest	—	(4)	—	(24)

Net (loss) income attributable to Fibrocell Science, Inc. common shareholders	$(12,937)	$11,433	$(24,981)	$(1,663)

Per share information:

Income (loss) from discontinued operations
basic	$—	$—	$—	$—
diluted	$—	$—	$—	$—
Income from deferred tax benefit-basic and diluted	$—	$—	$—	$0.64
Gain on sale of discontinued operations, net of tax-basic and diluted	$—	$0.11	$—	$0.11
Net (loss) income attributable to common shareholders per common share
basic	$(0.48)	$2.89	$(0.94)	$(0.43)
diluted	$(0.48)	$(1.27)	$(0.94)	$(0.43)
Weighted average number of basic common shares outstanding	27,158,394	3,957,231	26,543,099	3,887,530

Weighted average number of diluted common shares outstanding	27,158,394	3,957,231	26,543,099	3,887,530